BLACKROCK MuniHoldings Florida Insured Fund

FILE #811-08349

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/26/2006	SOUTH FLORIDA WATER MANAGEMENT	546,120,000	6,615,000

Citigroup Global Markets Inc.; Goldman, Sachs & Co.; Morgan Stanley; Lehman Brothers; UBS Securities LLC; Merrill Lynch & Co.; Estrada Hinojosa & Company; M.R. Beal & Company; Loop Capital Markets; Raymond James & Associates, Inc.; RBC Capital Markets

10/26/2006	SOUTH FLORIDA WATER MANAGEMENT	546,120,000	3,450,000

Citigroup Global Markets Inc.; Goldman, Sachs & Co.; Morgan Stanley; Lehman Brothers; UBS Securities LLC; Merrill Lynch & Co.; Estrada Hinojosa & Company; M.R. Beal & Company; Loop Capital Markets; Raymond James & Associates, Inc.; RBC Capital Markets

2/16/2007	PUETRO RICO COMMONWEALTH HIGHWAY	2,184,860,553	2,500,000

Citigroup; Goldman, Sachs & Co.; RBC Capital Markets; Banc of America Securities LLC; BBVAPR MSD; JP Morgan; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley; Popular Securities; Raymond James & Associates, Inc.; Samuel A. Ramirez & Co.; Santander Securities; UBS Investment Bank; Wachovia Bank, National Association